UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2011

 ZOO ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-124829	71-1033391

(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

3805 Edwards Road, Suite 400
Cincinnati, OH  45209
 (Address of principal executive
offices including zip code)
(513) 824-8297

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On March 8, 2011, the Board of Directors (the “Board”) of Zoo Entertainment, Inc. (the “Company”) increased the size of the Board to eight members and elected Alex Krys to serve as a director of the Company. Mr. Krys has not yet been appointed to serve on any committee of the Board.

In connection with his appointment to, and service on, the Board, on March 8, 2011, the Board granted to Mr. Krys an option to purchase up to 12,138 shares of the Company’s common stock, par value $0.001 (the “Common Stock”) and an additional option to purchase up to 30,000 shares of Common Stock.

The equity grants described above were made pursuant and subject to the Company’s 2007 Employee, Director and Consultant Stock Plan, as amended (the “Plan”), and are further subject to the terms and conditions of an appropriate award agreement. The option to purchase 12,138 shares of Common Stock will vest over a four-year period with 1/4 of such option vesting on each of the first, second, third and fourth anniversaries of the grant date. The option to purchase 30,000 shares of Common Stock will vest on March 8, 2012 upon the achievement of certain sales target by the Company during the 12 months period following the grant date.

Except as disclosed in this Current Report on Form 8-K, there are no arrangements or understandings between Mr. Krys and any other person pursuant to which he was appointed as a director of the Company.  Mr. Krys has not previously held any positions in the Company and does not have family relations with any directors or executive officers of the Company.   There are no transactions to which the Company is a party and in which Mr. Krys has a material interest that are required to be disclosed under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 14, 2011

ZOO ENTERTAINMENT, INC.

By:	/s/ Mark Seremet
Name: Mark Seremet
Title: President and Chief Executive Officer